Exhibit 10.1

CONSULTING AGREEMENT

Guskin Gold Corp.
(the "Company")

&

Edward Somuah

of

2nd Brewery Link Box mp 2797

Momprobi-Accro, Ghana

(the "Consultant”)

As of January 12, 2021 (the “Effective Date”)

(each referred to hereinafter individually as a “Party” and collectively as the “Parties”)

RECITALS

WHEREAS, the Company is in the business of establishing an exploration and mining company, in the business of natural resource exploration and development with a focus in Ghana; and,

WHEREAS, the Consultant has offered his Consulting Services to the Company and the Company has agreed to receive such Consulting Services in relation to the Company exploration and mining interests in exchange for cash and/or stock, if and whenever filed and authorized by the Securities Regulators of Canada and/or the Securities Exchange Control of the United States of America.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

1. Consulting Services. Consultant is currently a member of the Company’s Board of Directors, the Chief Financial Officer, and Secretary, and shall continue on a full-time basis under this Agreement. The Consultant’s leadership role also entails being responsible for day-to-day management decisions and for implementing the Company’s long- and short-term plans. Additionally, Consultant shall perform such other services and duties as are customarily performed by other persons in similar positions in the mining and exploration ecosystem, including other duties as may arise from time to time and as may be assigned by the Company to the Consultant. Collectively, all services to be provided by Consultant set forth in this Section 1, shall collectively be referred to hereinafter as the “Services”.

The Consultant’s role includes but is not limited to Business Development and creation of long-term value for the Company’s organization from customers, markets and relationships; advising and consulting on potential growth opportunities for presentation to management and or to fellow Board of Directors as well as the subsequent support and monitoring of project-by-project implementation; consult and lend experience on potential properties/projects, marketing, financial and or management services, investment banking, mergers and acquisitions, legal, strategic human resources, and or management consulting and other matters from time to time as required for the execution of the Company’s exploration and mining business.

Other specific roles may also include:

(i) Corporate and Project Financing and value consulting;

(ii) Financing and associated advisory services;

(iii) Create awareness in financial industry and sector (organize and execute roadshow meetings and events targeting accredited Investors, investment advisors, investment bankers, research analysts, institutions/fund managers, and other financial professionals from his network of contacts);

(iv) Support and disseminate corporate press and communications, including assisting us with news releases, presentations, websites, email distributions, responding emails and telephone inquiries, meetings and conferences that may be required;

(v) Design, develop and implement “Access to Capital” plans for the Company;

(vi) Assist the Company in meeting and advancing its capital requirements by providing access to the appropriate persons or entities in the financial markets, including introductions to Accredited Investors, Family Offices and Funds, investment dealers, Brokers, institutions and fund companies, investment advisors and or networks of high net-worth; and,

(vii) Work with mining, exploration, banking and operations team to develop the Company.

2. Performance of Services and Duties. Consultant shall perform assigned duties and responsibilities in a professional manner, in good faith, and to the best of Consultant’s skills, abilities, talents and experience.

3. Term. Consultant’s Services, under this Agreement, shall begin on the Effective Date, and will remain in full force and effect indefinitely until terminated as provided in this agreement.

4. Compensation.

(i) Equity. As compensation for the services provided by Consultant under this Agreement, the Company will award the amount of Thirteen Million (13,000,000) common shares (“Equity Compensation”) to the Consultant in recognition of the performance of his duties as contained in this Agreement.

(ii) Base Salary: In consideration for Consultant’s performance of the Services, every 30 days from the commencement date of this Agreement, the Company shall pay Consultant the total amount of Four Thousand Five Hundred US dollars ($4,500) per month (the “Salary”) in cash, cheque, and/or wire within 5 days after receiving Consultant’s invoice. Consultant hereby acknowledges and agrees that the Company may be unable to pay such Salary until it has completed adequate financing or such that the operations of the Company allow the expenditure of it’s capital resources to be directed to Salaries, when and until such time the Company determines that it is able to pay the Consultant’s Salary, such Salary shall accrue on a monthly basis. The Consultant and the Company agree that from time-to-time they may agree to convert any accrued Salary into shares of the Company’s common stock in order to satisfy such accrued amounts. The Company and the Consultant agree the terms of any such conversion shall be negotiated in good faith and shall adequately reflect the then current value of the Consultant’s contributions to the Company’s success balanced against the then capital structure and fair market value of the Company’s common stock.

5. Expenses. All costs and expenses incurred by Consultant in connection with the performance of the Services shall be the sole responsibility of and paid by the Consultant as Independent Contractor. The Company will reimburse Consultant for the following reasonable out-of-pocket expenses incurred in furthering Company’s businesses, after Consultant provides an itemized account of expenditures pursuant to the Company’s policy. All expenses must be pre-approved by the Company, for example, representation and travel expenses.

6. Work Location. Consultant will primarily perform agreed services, duties and responsibilities from his offices, utilizing his tools and resources, and shall make himself readily available for communication on a reasonable basis between Monday to Friday. The Company may request the Consultant to participate in weekly progress calls through Zoom and/or Skype or other digital applicable technologic applications and will be ready to present the progress of its assignments.

7. Independent Contractor. The Parties agree and acknowledge that the Consultant is an Independent Contractor and is not, for any purpose, an employee of the Company. The Consultant shall not be entitled to any of Company’s benefits, including, but not limited to, coverage under medical, dental, retirement or other plans. The Company shall not be obligated to pay worker's compensation insurance, employment compensation, social security tax, withholding tax or other taxes or withholdings for or on behalf of the Consultant as an Independent Contractor in connection with the performance of the Services under this Agreement. Nothing contained in this Agreement shall be deemed or construed by the Parties to create the relationship of a joint venture or any other fiduciary relationship.

8. Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by the Consultant in connection with the performance of the Services under this Agreement and any resulting intellectual property rights (collectively, the “Work Product”) are the sole and exclusive property of the Company. The Parties acknowledge that the Work Product shall, to the extent permitted by law, be considered a “work made for hire” within the definition of Section 101 of the Copyright Act of 1976, as amended, (the “Copyright Act”) and that the Company is deemed to be the author and is the owner of all copyright and all other rights therein. If the work product is not deemed to be a “work made for hire” under the Copyright Act, then Consultant hereby assigns to the Company all of Contractor’s rights, title and interest in and to the Work Product, including but not limited to all copyrights, publishing rights and rights to use, reproduce and otherwise exploit the Work Product in any and all formats, media, or all channels, whether now known or hereafter created.

9. Insurance. For the term of this Agreement, Consultant shall obtain and maintain a policy of insurance, with appropriate and adequate coverage and limits, to cover any claims for bodily injury, property damage or other losses which might arise out of any negligent act or omission committed by Consultant or its agents, if any, in connection with the performance of the Services under this Agreement.

10. Term and Termination. Consultant’s engagement with the Company under this Agreement shall commence on the Effective Date. The Parties agree and acknowledge that this Agreement and the Consultant’s engagement with the Company under this Agreement shall terminate upon the 2-year anniversary of the Effective Date of this Agreement. Upon, termination any and all Base Salary accrued and unpaid shall be paid and or converted into restricted shares of the Company’s common stock, to be calculated at the then current fair market value of the Company common stock. Thereafter, this Agreement shall be null and void and Consultant shall no longer be entitled to compensation hereunder. Additionally, this Agreement may be terminated by Consultant upon 30 days prior written notice to the Company. At the time of termination, Consultant agrees to return all Company property used in performance of the Services, including but not limited to computers, cell phones, keys, reports and other equipment and documents. Consultant shall reimburse the Company for any Company property lost or damaged in an amount equal to the market price of such property.

11. Non-Compete. Consultant agrees during the term of this Agreement, and for a period of 12 months following the voluntary or involuntary termination of Consultant’s employment not to: (i) provide goods or services which directly or indirectly compete with Client; (ii) invest either directly or indirectly in a business that directly or indirectly compete with Client; (iii) solicit the Company’s Consultants to leave their Consulting Services; and, (iv) engage in any other activities that result in injury to the Company.

12. Confidentiality.

(i) Confidential and Proprietary Information. During the Term of this Agreement, Consultant will be exposed to confidential and proprietary information of the Company. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which the Company considers confidential and proprietary. Consultant acknowledges and agrees that the confidential and proprietary information is valuable property of the Company, developed over an extended period at substantial expense and that it is worthy of protection.

In this Agreement:

“Confidential Information” means all information in whatever form (including in written, oral, visual, or electronic form, and copies thereof) that is directly or indirectly disclosed by any Party to any other Party to this agreement in connection with the Purpose, or otherwise relates to the disclosing Party or its business but excludes: (i) information which is in the public domain other than as a result of a breach of this Agreement; (ii) information independently derived, or sourced from a third party that is not under any obligation of confidence; and, (iii) information already known to the receiving Party prior to disclosure.

“Effective Date” means the date first written above.

“Purpose” means considering, evaluating, negotiating, undertaking, or completing any potential business relationship among the Parties.

“Representatives” means the officers, Consultants, agents, or advisers of a Party.

(ii) Confidentiality Obligations:

(a) Keep the Confidential Information secret and protected against theft and unauthorized access;

(b) Use the Confidential Information only for the Purpose, only disclose Confidential Information to such of its Representatives as need to know that Confidential Information for the Purpose and only make such copies as are strictly necessary for the Purpose;

(c) Not directly or indirectly disclose other Party’s Confidential Information to any person and shall ensure that no other person obtains access to Confidential Information unless authorized by this Agreement; and,

(d) Inform the other Party immediately on becoming aware, or suspecting, that an unauthorized person has become aware of Confidential Information.

(iii) Duty to Inform. Each Party Shall: (i) inform any person to whom it discloses Confidential Information that it is confidential; and (ii) ensure that any such person complies with this Agreement as if they were a Party to it, provided that such disclosing Party shall continue to be liable for any breach.

(iv) Return of Confidential Information. If discussions in relation to the Purpose cease or either Party so requests in writing at any time or the Agreement terminates for any reason, each Party shall immediately: (i) return to the other Party all the Confidential Information received by it; and, (ii) destroy or permanently erase all copies of Confidential Information supplied to it or made by it, or by the persons who have received Confidential Information, and a senior officer of the relevant Party shall certify the same. The Parties shall not thereafter make any further use of the Confidential Information.

(v) Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, Consultant shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Company’s prior written consent.

(vi) Rights in Confidential and Proprietary Information. All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Consultant by Company (i) are and shall remain the sole and exclusive property of the Company, and (ii) are disclosed or permitted to be acquired by Consultant solely in reliance on Consultant’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of the Company’s business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Consultant. The Consultant acknowledges that all Intellectual Property regardless of individual collaboration belongs to the Company, and all registered a pending rights, expectations, patents, trademarks, developed during the term of this Agreement are assigned to its solely ownership. The Consultant relinquishes its intention to every IP right of the Company, concedes all ownership of Intellectual Property to the Company, agrees not to sue over IP rights, judicially or otherwise. Will be liable for frivolous lawsuits, Attorney’s legal fees, damages and irreparable harm.

(vii) Irreparable Harm. Consultant acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, the Company shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. The Company shall be entitled to pursue any other legally permissible remedy available because of such breach, including but not limited to damages, both direct and consequential. In any action brought by the Company under this Section, the Company shall be entitled to recover its attorney’s fees and costs from Consultant.

13. Ownership of Work Product and Intellectual Property. The Parties agree that all work product, information or other materials created and developed by Consultant in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of the Company.

14. Governing Law/Assignment. The Parties agree that in the event of dispute or difference of any kind arises between the parties under this contract, the Parties shall in good faith attempt to negotiate and resolve the dispute for a period of thirty (30) days. This Agreement shall be construed in accordance with the laws of the State of Nevada without regard to any conflicts of laws principles. This contract and the obligations hereunder may not be assigned by either party to any person or entity.

15. Counterparts/Facsimile Signatures. This contract may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same document. This contract may also be executed by facsimile signature, which will be accepted by the Parties as an original signature. This contract shall only be effective upon the signature of all Parties.

16. Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both Parties. The Parties acknowledge to have thoroughly reviewed this contract and agree of its content, having discussed each paragraph among themselves and with legal counsel.

17. Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

18. Waiver. Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

19. Further Assurances. At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

20. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

GUSKIN GOLD CORPORATION

By:	/s/ Naana Asante
Name:	Naana Asante
Title:	CEO

EDWARD SOMUAH

By:	/s/ Edward Somuah
Name:	Edward Somuah